Exhibit 5.1

Jean Bernard Ricard Lawyer jeanbernard.ricard@dentons.com D +1 514 878 8801	Dentons Canada LLP 1, Place Ville Marie, bureau 3900 Montréal (Québec) Canada H3B 4M7 dentons.com

14 October 2022	Our file: 589807-1

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Canada

Attention: Board of Directors

Re:	Vision Marine Technologies Inc. Registration Statement on Form F-3

Dear Sirs:

We have acted as special legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (as amended and supplemented to date, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time by the Company of up to an aggregate offering amount of US$50,000,000 of the following securities (each a “Company Security” and collectively, or in any combination, the “Company Securities”):

(a)	shares of the Company’s common shares, without par value (the “Common Shares”);

(b)	shares of the Company’s preferred shares, without par value (the “Preferred Shares”);

(c)	warrants representing the rights to purchase Common Shares (the “Warrants”); and

(d)	units comprised of one or more of the Company Securities in one or more series and in any combination (the “Units”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Company Securities may be issued and sold by the Company from time to time on a delayed or continuous basis pursuant to applicable provisions of Rule 415 under the Securities Act, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale, and as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Base Prospectus”) and any supplements to the Prospectus (each, together with the Base Prospectus, a “Prospectus”). This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We are basing this opinion on our understanding that, prior to issuing any Company Securities in connection with the Registration Statement, the Company will advise us in writing of the terms thereof and other information material thereto, will afford us an opportunity to review the operative documents pursuant to which such Company Securities are to be issued (including the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, as then in effect) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate with respect to such Company Securities. However, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

Fernanda Lopes & Associados ► Guevara & Gutierrez ► Paz Horowitz Abogados ► Sirote ► Adepetun Caxton-Martins Agbor & Segun ► Davis Brown ► East African Law Chambers ► Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ► Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(i)	The Registration Statement;

(ii)	The Company’s Articles of Incorporation (as amended), by-laws, records of the Company’s corporate proceedings in connection with the Offering; and

(iii)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

The Company Securities are to be sold pursuant to a purchase, underwriting or similar agreement in substantially the form to be filed under a Current Report on Form 8-K. The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”). The Units will be issued under one or more unit purchase agreements (each a “Unit Purchase Agreement”).

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company).

We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

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Our opinion is limited to law of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	With respect to Common Shares, when all necessary corporate action of the Company has been taken to approve an issuance of Common Shares, and certificates representing the Common Shares have been duly executed, countersigned, registered and delivered (or non-certificated Common Shares shall have been properly issued), either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company (the “Board of Directors”), upon payment of the consideration therefor (which consideration shall not be less than the par value of the Common Shares, as applicable) provided for in such definitive purchase, underwriting or similar agreement, as applicable, or (ii) upon conversion, exchange or exercise of any other Company Security in accordance with the terms of such Company Security or the instrument governing such Company Security providing for the conversion, exchange or exercise as approved by the Board of Directors, for the consideration therefor set forth in the applicable agreement and approved by the Board of Directors, which consideration shall not be less than the par value of the Common Shares, as applicable, such Common Shares, including the Common Shares that form a part of any Units, will be validly issued, fully paid and non-assessable.

2.	With respect to the Preferred Shares, when all necessary corporate action of the Company has been taken to approve an issuance of the Preferred Shares, and certificates representing the Preferred Shares have been duly executed, countersigned, registered and delivered (or non-certificated Preferred Shares shall have been properly issued), either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors, upon payment of the consideration therefor (which consideration shall not be less than the par value of the Preferred Shares) provided for in such definitive purchase, underwriting or similar agreement, as applicable, or (ii) upon conversion, exchange or exercise of any other Company Security in accordance with the terms of such Company Security or the instrument governing such Company Security providing for the conversion, exchange or exercise as approved by the Board of Directors, for the consideration therefor set forth in the applicable agreement and approved by the Board of Directors, which consideration shall not be less than the par value of such Preferred Shares, such Preferred Shares will be validly issued, fully paid and non-assessable.

3.	With respect to Warrants to be issued under a Warrant Agreement, when all necessary corporate action of the Company has been taken to approve the issuance and terms of such Warrants, the terms of the offering thereof and related matters, the Warrant Agreement has been duly authorized, executed and delivered by the Company, and such Warrants have been duly executed, issued and delivered in accordance with the terms of the Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors, upon payment (or delivery) of the consideration therefor provided for therein, such Warrants, including the Warrants that form a part of any Units, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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4.	With respect to the Units, when all necessary corporate action of the Company has been taken to approve and establish the terms of the Units and to authorize and approve the issuance of the Company Securities comprising the Units, the terms of the offering and related matters, the Unit Purchase Agreement has been duly authorized, validly executed and delivered by the parties thereto, and the Units and/or the Company Securities comprising the Units have been duly executed and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, upon payment of the consideration provided therefor in the definitive purchase, underwriting or similar agreement as applicable and approved by the Board of Directors, which consideration shall not be less than the aggregate par value of any Common Shares and/or Preferred Shares included in the Units, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Shares have been duly authorized and, when the Shares are issued and sold in the manner and under the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable;

The Company has informed us that it intends to issue Company Securities from time to time on a delayed or continuous basis. The opinions set forth above are limited to applicable laws as in effect on the date hereof. Prior to issuing any Company Securities pursuant to the Registration Statement (i) the Company will advise us in writing of the terms thereof, and (ii) the Company will afford us an opportunity to review the documents pursuant to which such Company Securities are to be issued or sold (including the applicable offering documents), and the Company will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,

Dentons Canada LLP

Jean Bernard Ricard
Associate

JR/